THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS

Marcus Hotels and Resorts achieves third consecutive quarter of increased revenues and operating income

Milwaukee, Wis., Dec. 16, 2010.... The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 25, 2010. Increases in revenues and operating income were driven by the continued improvement of Marcus® Hotels and Resorts.

Second Quarter Fiscal 2011 Highlights

•	Total revenues for the second quarter of fiscal 2011 were $86,735,000, a 4.0% increase from revenues of $83,366,000 for the second quarter of fiscal 2010.

•	Operating income was $5,406,000 for the second quarter of fiscal 2011, a 174.8% increase from operating income of $1,967,000 for the same period in the prior year.

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Net earnings were $2,084,000, or $0.07 per diluted common share, for the second quarter of fiscal 2011, compared to a net loss of $323,000, or $0.01 per diluted common share, for the second quarter of fiscal 2010.

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Comparisons to last year were favorably impacted by the fact that operating income and net loss for the second quarter of fiscal 2010 included a one-time pre-tax theatre pension withdrawal liability of $1.4 million and a hotel impairment charge of $2.6 million, totaling approximately $0.08 per diluted common share.

First Half Fiscal 2011 Highlights

•	Total revenues for the first half of fiscal 2011 were $200,691,000, a 3.7% increase from revenues of $193,519,000 for the same period in fiscal 2010.

•	Operating income was $24,830,000 for the first half of fiscal 2011, an 18.6% increase from operating income of $20,942,000 for the first half of fiscal 2010.

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Net earnings were $12,104,000, or $0.41 per diluted common share, for the first half of fiscal 2011, a 22.3% increase from earnings of $9,895,000, or $0.33 per diluted common share, for the first half of fiscal 2010.

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“We are pleased with the performance of Marcus Hotels and Resorts, which achieved its third consecutive quarter of increased revenues and operating income. This positive momentum helped to offset the reduced results of Marcus Theatres®, after adjusting for last year’s pension withdrawal liability,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus® Hotels and Resorts

“Marcus Hotels and Resorts reported a 13.0% increase in revenues and a 36.2% increase in operating income in the second quarter, after adjusting for last year’s impairment charge. Revenue per available room (RevPAR) increased 14.5% for the second quarter and 15.1% for the first half of fiscal 2011. As was the case in previous quarters, the improvement was due primarily to increased occupancy,” said Marcus.

“As in the first quarter, RevPAR improved at all eight of our company-owned properties and continued to significantly outperform the upper-upscale segment of the lodging industry, according to information provided by Smith Travel Research,” said Bill Otto, president of Marcus Hotels and Resorts. “The positive momentum in the industry and for Marcus Hotels is encouraging. However, we are not yet back to where we were prior to the recession, especially in our average daily rate.”

“We continue to focus on enhancing the guest experience and broadening our reach through special promotions and social media initiatives. We believe these programs, as well as our recent investment in major renovations at two of our properties, are making a positive contribution to our strong revenue gains,” said Otto.

Marcus Theatres®

“Marcus Theatres’ revenues were down for the second quarter, however the division reported a small increase in operating income compared to the prior year, which included the pension plan withdrawal liability. The entire decline in box-office receipts occurred in the last week of the quarter, where the strong opening performance of Harry Potter and the Deathly Hallows – Part I wasn’t enough to top last year’s outstanding first-week box office for The Twilight Saga: New Moon and The Blind Side,” said Marcus.

“In addition to the new Harry Potter film, the top performing pictures in the second quarter were two 3D films, Jackass 3 and Megamind. The holiday season includes a number of other anticipated 3D pictures. Tangled and The Chronicles of Narnia: The Voyage of the Dawn Treader have already opened. Still to come are TRON:

Legacy, Yogi Bear and Gulliver’s Travels. Other potential hits in the holiday-season lineup include Little Fockers, True Grit and How Do You Know,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

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During the second quarter, the division purchased a 16-screen theatre in Appleton, Wis. from Regal Entertainment Group. “The theatre, which has been renamed the Marcus Cinema Appleton East, further expands our presence in this well-established market,” added Olson.

Olson noted that the division recently announced an agreement to purchase approximately 10 acres for a new movie theatre as part of a mixed-use center in Green Oaks, Ill., a northern Chicago suburb. The planned 60,000 square foot theatre would include up to 15 screens and 2,400 seats, including a signature 70-foot-wide UltraScreen®, along with a variety of food and beverage options. Construction on the new theatre could begin as early as spring or summer of 2011.

Summary

“Our debt-to-total-capitalization ratio of 40% at the end of the second quarter continues to be among the lowest, if not the lowest, in our peer group. We officially celebrated our 75th anniversary on November 1, as members of our management team and board of directors rang the closing bell at the New York Stock Exchange. While many things have changed since my grandfather opened his first movie theatre in Ripon, Wis., our core philosophies of maintaining a strong financial position, owning and maintaining our real estate assets, focusing on quality and value, managing for the long term and building shareholder value will be just as relevant in the years ahead as they were back in 1935,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 16, 2010, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-224-4324 and entering the passcode 42848199. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 23, 2010 by dialing 1-888-286-8010 and entering the passcode 66892318. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 684 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus® Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in ten states. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 25,	November 26,	November 25,	November 26,
	2010	2009	2010	2009

Revenues:
Theatre admissions	$27,077	$27,932	$69,044	$71,054
Rooms	23,274	20,434	49,634	43,331
Theatre concessions	12,589	13,360	32,235	34,163
Food and beverage	13,322	11,789	26,633	23,264
Other revenues	10,473	9,851	23,145	21,707

Total revenues	86,735	83,366	200,691	193,519

Costs and expenses:
Theatre operations	23,829	25,520	58,491	60,523
Rooms	8,507	7,748	17,267	15,851
Theatre concessions	3,369	3,494	8,154	8,724
Food and beverage	9,672	8,939	19,225	17,639
Advertising and marketing	5,491	5,083	10,957	10,130
Administrative	9,568	8,590	19,617	18,267
Depreciation and amortization	8,315	8,041	16,657	16,129
Rent	2,103	1,873	4,150	3,841
Property taxes	3,450	3,495	6,987	6,474
Other operating expenses	7,025	6,041	14,356	12,424
Impairment charge	—	2,575	—	2,575

Total costs and expenses	81,329	81,399	175,861	172,577

Operating income	5,406	1,967	24,830	20,942

Other income (expense):
Investment income	58	183	110	287
Interest expense	(2,581)	(2,683)	(5,239)	(5,655)
Gain (loss) on disposition of property, equipment and other assets	(1)	166	(2)	173
Equity losses from unconsolidated joint ventures, net	(17)	(5)	(86)	(36)

	(2,541)	(2,339)	(5,217)	(5,231)

Earnings (loss) before income taxes	2,865	(372)	19,613	15,711
Income taxes	781	(49)	7,509	5,816

Net earnings (loss)	$2,084	$(323)	$12,104	$9,895

Net earnings (loss) per common share - diluted	$0.07	$(0.01)	$0.41	$0.33

Weighted-average shares outstanding - diluted	29,583	29,915	29,628	29,892

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	November 25,	May 27,
	2010	2010

Assets:

Cash and cash equivalents	$9,508	$9,132
Accounts and notes receivable	9,421	9,323
Refundable income taxes	—	6,820
Deferred income taxes	2,908	2,708
Other current assets	9,952	7,310
Property and equipment, net	585,124	585,989
Other assets	83,271	83,129

Total Assets	$700,184	$704,411

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$18,316	$19,206
Income taxes	1,808	—
Taxes other than income taxes	13,760	12,589
Other current liabilities	26,150	29,571
Current maturities of long-term debt	39,616	39,610
Long-term debt	187,452	196,833
Deferred income taxes	39,668	39,180
Deferred compensation and other	32,420	31,626
Shareholders’ equity	340,994	335,796

Total Liabilities and Shareholders’ Equity	$700,184	$704,411

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 25, 2010
Revenues	$41,916	$44,589	$230	$86,735
Operating income (loss)	5,054	3,223	(2,871)	5,406
Depreciation and amortization	4,228	3,952	135	8,315

13 Weeks Ended November 26, 2009
Revenues	$43,660	$39,468	$238	$83,366
Operating income (loss)	4,743	(209)	(2,567)	1,967
Depreciation and amortization	4,132	3,767	142	8,041

26 Weeks Ended November 25, 2010
Revenues	$106,598	$93,656	$437	$200,691
Operating income (loss)	19,600	10,632	(5,402)	24,830
Depreciation and amortization	8,460	7,927	270	16,657

26 Weeks Ended November 26, 2009
Revenues	$110,557	$82,468	$494	$193,519
Operating income (loss)	21,078	4,828	(4,964)	20,942
Depreciation and amortization	8,331	7,510	288	16,129

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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